EXHIBIT 99.1

     ROCKWELL MEDICAL TECHNOLOGIES, INC. ADDS MANUFACTURING AND DISTRIBUTION
                         OPERATION IN THE SOUTHEAST U.S.

        WIXOM, Mich., Feb. 24 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies Inc. (Nasdaq: RMTI), a leading, innovative hemodialysis concentrate manufacturer in the healthcare industry, announced today that it has leased a turn-key concentrate manufacturing facility in South Carolina. This is the Company's third regional production facility which now includes the Midwest
(MI), Southwest (TX) and Southeast (SC).

        Located in Hodges, South Carolina the 61,000 square foot facility is expected to be fully operational by the end of the first quarter and will service both existing and new customers in the region. The Company anticipates shifting existing Southeast business currently serviced from its Michigan and Texas plants to the South Carolina plant. The Company believes a Southeast facility will reduce distribution costs in the Southeast region. This leased manufacturing facility provides the Company with an interim Southeastern presence while it evaluates the potential to establish a long- term Southeastern regional facility.

        In the fourth quarter of 2004, the Company added substantial business in the Southeastern region. In addition, on February 15, 2005, Rockwell announced that it had signed multiple concentrate supply contracts in the Southeastern region. In the aggregate, the new business in the Southeast calls for Rockwell to supply dialysis concentrate to approximately 12,000 patients in 160 clinics.

        Mr. Robert L. Chioini, Chairman, CEO and President of Rockwell, stated, "Based on the substantial growth we have experienced in the Southeast during the fourth quarter of 2004 and this first quarter of 2005, coupled with our strategic expansion initiative, we have added production and distribution resources to address that growth. We recognize the need to establish a presence in the Southeast and now we are well positioned to service those customer's needs as well as gain a greater presence in the dialysis provider market in that region."

        Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products that improve the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and suffer from chronic kidney failure, a condition also known as end stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased 6-8% on average each year over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the proprietary Dri- Sate(R) Dry Acid Mixing System, RenalPure(TM) Liquid Acid, RenalPure(TM) Powder Bicarbonate, SteriLyte(R) Liquid Bicarbonate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at http://www.rockwellmed.com.

        Certain statements in this press release with respect to Rockwell's business and operations, including the statements regarding the Company's anticipated sales revenue, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, general economic conditions, economic conditions in the hemodialysis industry, competitive factors and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.

SOURCE  Rockwell Medical Technologies, Inc.
        -0-                     02/24/2005
        /CONTACT: Thomas Klema of Rockwell Medical Technologies, Inc., +1-248-449-3353/
        /Web site:  http://www.rockwellmed.com /
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